Exhibit 99.1

SeaBright Holdings, Inc. 1501 4th Avenue Suite 2600 Seattle, WA 98101	Contact: SeaBright Holdings, Inc. Neal A. Fuller Senior Vice President / Chief Financial Officer 206-269-8500 investor@sbxhi.com

SeaBright Holdings Reports Third Quarter and Nine Month 2011 Results

Seattle, WA – October 25, 2011 – SeaBright Holdings, Inc. (NYSE: SBX) today announced results for the third quarter ended September 30, 2011.

For the third quarter of 2011, the Company recorded net income of $1.6 million or $0.07 per diluted share compared to net income of $5.4 million or $0.25 per diluted share for the same period in 2010. Total revenue for the quarter was $70.8 million versus $76.1 million in the year-earlier period.  For the third quarter of 2011, net premiums earned were $64.0 million compared to $65.1 million for the same period in 2010.  Net realized gains totaled $0.3 million in the third quarter of 2011 compared to $3.9 million recorded in the same period last year.  Net realized gains in 2010 resulted from the sale of investment securities in order to realize the Company’s capital loss carry forwards.

For the nine months ended September 30, 2011, the Company recorded a net loss of $13.9 million or $0.66 per diluted share compared to a net loss of $2.5 million or $0.12 per diluted share for the same period in 2010.  The reduction was primarily due to a decrease in net realized gains of $13.6 million. Total revenue for the nine months was $203.6 million versus $227.5 million in the year-earlier period.  For the first nine months of 2011, net premiums earned were $182.8 million compared to $191.4 million for the same period in 2010.  Net realized gains totaled $0.7 million during the first nine months of 2011 compared to $14.3 million recorded in the same period last year.

“In the third quarter, we recorded $2.8 million in adverse development of prior years’ loss reserve estimates primarily attributable to the 2010 accident year,” commented John Pasqualetto, SeaBright's Chairman, President and Chief Executive Officer.  “We continue to focus on profitability improvement through price increases, again gaining double digit increases in California for the quarter, plus implementing enhanced underwriting standards which reflect the loss patterns connected with persistent high unemployment and growing medical cost.  In addition, our expense reduction plans are being aggressively implemented and progress is being made toward better results over the longer term.”

The net loss ratio for the third quarter of 2011 was 75.5% compared to 74.8% for the same period in 2010.  During the third quarter of 2011, on a pre-tax basis, the Company recognized $2.8 million in adverse development of prior years’ loss reserve estimates. The Company recognized no adverse development in the same period last year.

Total underwriting, acquisition and insurance expenses for the third quarter of 2011 were $18.3 million compared to $17.6 million for the same period in 2010.  The net underwriting expense ratio for the third quarter was 28.5% compared to 27.1% in the third quarter of 2010.

The net combined ratio for the third quarter of 2011 was 104.0% compared to 101.9% in the same period in 2010.

Net investment income for the third quarter of 2011 was $5.2 million compared to $5.8 million in the third quarter of 2010.

The net loss ratio for the first nine months of 2011 was 89.5% compared to 90.1% for the same period in 2010. During the first nine months of 2011, on a pre-tax basis, the Company recognized $31.2 million in adverse development of prior years' loss reserve estimates compared to $30.5 million recorded in the same period last year.

Total underwriting, acquisition and insurance expenses for first nine months of 2011 were $56.0 million compared to $53.5 million for the same period in 2010. The net underwriting expense ratio for the first nine months of 2011 was 30.6% compared to 27.9% in the same period in 2010.

At September 30, 2011, SeaBright had approximately 1,560 customers compared to approximately 1,670 at September 30, 2010. Customer count in the Company's core business decreased by approximately 240 year-over-year, while customer count in the program business increased by approximately 130 year-over-year. Average premium size at September 30, 2011 was $256,000 in the core business compared to $230,000 at September 30, 2010 and was $105,000 in the program business compared to $98,000 at September 30, 2010.

At September 30, 2011, the Company had $690.0 million in fixed income securities, none of which were rated below investment grade and 92.0% of which were rated A- or above, excluding the impact of secondary insurance on the municipal bond portfolio. As of September 30, 2011, the Company had $94.4 million in insured municipal bonds and $244.1 million in uninsured municipal bonds.

About SeaBright Holdings, Inc.

SeaBright Holdings, Inc. is a holding company whose wholly-owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers' compensation insurance. SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers and through its wholesale broker affiliate, PointSure Insurance Services, Inc. PointSure is licensed in 50 states and also offers insurance products from non-affiliated insurers. Paladin Managed Care Services, Inc., another SeaBright Holdings company, provides integrated managed medical care services to help employers control costs associated with on-the-job injuries. To learn more about SeaBright Holdings, Inc., visit our website at www.sbxhi.com.

Conference Call

The Company will host a conference call on Tuesday, October 25, 2011 at 4:30 p.m. Eastern Time featuring remarks by John G. Pasqualetto, Chairman, President and Chief Executive Officer of SeaBright Holdings, Richard J. Gergasko, Chief Operating Officer and Neal A. Fuller, Senior Vice President and Chief Financial Officer. The conference call will be available via webcast and can be accessed through the Investor Relations section of the Company's website at http://sbxhi.com/investors.html. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 888-857-6929 (domestic) or 719-325-2394 (international), (Passcode: 8734414). Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available from October 25, 2011 at 7:30 p.m. ET through November 1, 2011, at 888-203-1112 (domestic) or 719-457-0820 (international), (Passcode: 8734414).  The online archive of the webcast will be available on the Company’s website for 30 days following the call.

Cautionary Statement

Some of the statements contained in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms or other terminology. In particular, this press release may contain forward-looking statements about Company expectations with respect to loss reserves, the duration and severity of claims or economic conditions in the United States and the expected effect of operational changes and cost savings initiatives. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company's actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues or economic conditions in the U.S. on our business; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M. Best rating of our insurance subsidiary; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; the loss of our rights to fee income and protective arrangements that were established in connection with the acquisition of our business; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our 2010 Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on March 14, 2011, and in our other public filings filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

Set forth in the tables below are unaudited summary results of operations for the three and nine months ended September 30, 2011 and 2010 as well as selected balance sheet data as of September 30, 2011 and December 31, 2010. The following information is preliminary and unaudited and is subject to change until final results are publicly distributed upon the filing of the Company's quarterly report on Form 10-Q. The Company currently expects to file its unaudited condensed consolidated financial statements with the U.S. Securities and Exchange Commission as part of its quarterly report on Form 10-Q in a timely fashion on or before November 9, 2011.

SEABRIGHT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2011	December 31, 2010
	(Unaudited)	(Audited)
	(in thousands, except share and
	per share amounts)
ASSETS

Fixed income securities available for sale, at fair value	$689,972	$672,968
Cash and cash equivalents	31,199	15,958
Premiums receivable, net of allowance	18,435	15,023
Deferred premiums	149,464	168,842
Reinsurance recoverables	88,778	56,746
Federal income tax recoverable	12,638	11,749
Deferred income taxes, net	19,667	23,458
Deferred policy acquisition costs, net	23,686	25,574
Goodwill	2,794	2,794
Other assets	39,038	33,450
Total assets	$1,075,671	$1,026,562

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Unpaid loss and loss adjustment expense	$502,896	$440,919
Unearned premiums	137,321	155,786
Reinsurance funds withheld and balances payable	7,211	6,739
Premiums payable	6,465	8,645
Accrued expenses and other liabilities	58,868	51,456
Surplus notes	12,000	12,000
Total liabilities	724,761	675,545

Commitments and contingencies

Series A Preferred stock, $0.01 par value; 750,000 shares authorized; no shares issued and outstanding	–	–
Undesignated preferred stock, $0.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	–	–
Common stock, $0.01 par value; 75,000,000 shares authorized; issued and outstanding – 22,299,173 shares at September 30, 2011 and 22,025,450 shares at December 31, 2010	223	220
Paid-in capital	212,837	209,941
Accumulated other comprehensive income	19,870	5,591
Retained earnings	117,980	135,265
Total stockholders’ equity	350,910	351,017
Total liabilities and stockholders’ equity	$1,075,671	$1,026,562

SEABRIGHT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(in thousands, except share and earnings (loss) per share information)
Revenue: (1)
Premiums earned	$63,994	$65,108	$182,812	$191,359
Claims service income	340	275	976	797
Net investment income	5,161	5,806	15,833	17,765
Net realized gains	256	3,904	663	14,287
Other income	1,044	1,014	3,338	3,304
	70,795	76,107	203,622	227,512
Losses and expenses:
Loss and loss adjustment expenses	48,636	49,002	164,559	173,126
Underwriting, acquisition and insurance expenses	18,261	17,640	56,003	53,456
Interest expense	131	136	390	396
Goodwill impairment	–	–	–	1,527
Other expenses	2,012	1,797	6,059	5,574
	69,040	68,575	227,011	234,079
Income (loss) before taxes	1,755	7,532	(23,389)	(6,567)

Income tax expense (benefit)	126	2,104	(9,454)	(4,052)
Net income (loss)	1,629	5,428	(13,935)	(2,515)

Other comprehensive income:
Net unrealized gains on investment securities available for sale	13,254	11,944	22,840	25,725
Less: Reclassification adjustment for net realized gains recorded into income	(256)	(3,904)	(663)	(14,287)
Income tax expense related to items of other comprehensive income	(4,621)	(2,814)	(7,898)	(4,004)
Other comprehensive income	8,377	5,226	14,279	7,434
Comprehensive income	$10,006	$10,654	$344	$4,919

Basic earnings (loss) per share	$0.08	$0.26	$(0.66)	$(0.12)
Diluted earnings (loss) per share	$0.07	$0.25	$(0.66)	$(0.12)

Weighted average basic shares outstanding	21,179,035	20,909,738	21,094,371	20,850,428
Weighted average diluted shares outstanding	21,734,789	21,442,157	21,094,371	20,850,428

Net loss ratio (2)	75.5%	74.8%	89.5%	90.1%
Net underwriting expense ratio (3)	28.5%	27.1%	30.6%	27.9%
Net combined ratio (4)	104.0%	101.9%	120.1%	118.0%

(1) Gross and net premiums written for the periods indicated were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(in thousands)
Gross premiums written	$56,777	$51,661	$194,125	$191,653
Net premiums written	46,633	46,824	164,258	177,825

(2)	The net loss ratio is calculated by dividing loss and loss adjustment expenses for the period less claims service income by the net premiums earned for the period.
(3)	The net underwriting expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by the net premiums earned for the period.
(4)	The net combined ratio is the sum of the net loss ratio and the net underwriting expense ratio.